Exhibit 99.1

MDI Completes Private Placement and Acquisition of Almana Networks International, Inc.

SAN ANTONIO, TEXAS (September 11, 2009) — MDI, Inc. (PINK SHEETS:MDIZ) announced today that it has closed a private placement transaction in which it sold 4,000,000 shares of its common stock at $0.25 per share and issued a warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.60 per share to MDI Investments, LLC. In connection with the transaction, four directors nominated by MDI Investments, LLC were appointed to the Board of Directors of MDI, Inc. These directors are Swaraj Bontula, John Linton, J.V.N. Prakash Rao and Brett Saevitzon.

MDI also announced that it had closed the acquisition of all the issued and outstanding shares of Almana Networks International, Inc. (“ANI”)  from the stockholders of ANI in exchange for the issuance of an aggregate of 9,500,000 shares to such stockholders. 2,500,000 of the 9,500,000 shares are subject to a Call Agreement by and among MDI and the ANI stockholders, pursuant to which MDI has a right to repurchase a certain number of such shares at their market value on the date of issuance in the event that ANI fails to meet certain revenue thresholds. 7,000,000 of the 9,500,000 are currently held in escrow by MDI, and will be released monthly to the Holders upon the attainment of certain revenue thresholds by ANI.

ANI was incorporated in the State of Delaware on June 5, 2009. Through the issuance of shares of ANI’s common stock to Almana Networks Solutions, a leading Qatar-based network technology solutions company, ANI purchased a wholly-owned subsidiary of Almana Network Solutions that is a party to certain contracts that have been awarded or are currently being fulfilled in the countries of Qatar, India and Saudi Arabia, and represent anticipated revenues in excess of $19 million.

Through ANI’s contractual arrangements with Almana Networks Solutions, ANI is able to provide global technology and electronic security solutions focused on international governments, critical infrastructure, public safety and global commercial enterprise clients.  ANI is capable of delivering integrated security solutions (access, video, fire, alarm), door security solutions (locks, hardware), enterprise communication systems (VOIP, wireless, cellular), enterprise software solutions and high-technology infrastructure design, network integration (wired and wireless) and expert maintenance. ANI’s customer base primarily comes from the defense, homeland security and industrial security sectors.  ANI has several contracts under final negotiation that MDI anticipates will serve as the foundation for the international opportunities that will drive future revenue streams.

MDI announced that it had closed the sale of all of the issued and outstanding stock of Monitor Dynamics, Inc., a wholly-owned subsidiary of MDI that owned and operated MDI’s security systems business, to 214 Investments, Inc. (“214”), an entity partly owned by J. Collier Sparks, MDI’s President, Chief Executive Officer and a director, in exchange for the issuance to MDI of an unsecured convertible promissory note in the amount of $750,000. MDI also announced that it has entered into an Option Agreement with 214, pursuant to which 214 has the option to purchase all of the issued and outstanding membership interests of Structure REDS, LLC, a wholly-owned subsidiary of MDI that owns and operates its general contracting business. Upon exercise of the option, 214 would issue an unsecured promissory note to MDI in the amount of $250,000. MDI and 214 have also entered into a services agreement, providing that, until the exercise of the option, 214 will provide all necessary services for Structure REDS, LLC to perform its obligations under all current and future projects. Ninety-nine percent of gross revenues collected in connection with Structure projects will be paid to 214, and one percent of gross revenues collected in connection with Structure projects will be paid to MDI.

MDI announced that all current officers of MDI have voluntarily resigned, effective as of September 8, 2009 from their positions with MDI. In connection with their resignations, each acknowledged and agreed that they are neither entitled to nor will they seek any termination or severance benefit arising out of their employment with MDI or any employment agreement.

MDI has appointed a new Chief Executive Officer, Swaraj Bontula, a new President and Secretary, John Linton, and a new Chief Operating Officer, J.V.N. Prakash Rao. Four members of the current Board of Directors have tendered their resignations, to become effective upon the earlier of (i) notice to them by MDI that a filing pursuant to Rule 14f-1 promulgated pursuant the Securities Exchange Act of 1934, as amended, is not required, and (ii) 10 days after a filing pursuant to such Rule has been made.

MDI anticipates that Saud Almana, Vice Chairman of the Almana Group, a Qatar conglomerate with 43,000 employees, will join the Board of Directors in the near future. As a result of the acquisition of ANI and its business, MDI anticipates that it will open offices in India and Qatar in the near future. MDI also announced that it intends to seek the relisting of its shares on the NASDAQ Stock Exchange.

The offer and sale of the shares have not been registered under the Securities Act of 1933, as amended, and the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. There was no agreement that MDI would file a registration statement covering the resale of the common stock issued in the private placement or the acquisition. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

Contact:

MDI, Inc.

Investor Relations Contact:

John Linton, 210-854-4149